FDA extends review period of new drug application for oral contraceptive YAZ(r) to first quarter 2006

Berlin, December 9, 2005 - Schering AG, Germany (FSE: SCH, NYSE: SHR) announced today that the US Food and Drug Administration (FDA) has informed Schering's U.S. affiliate, Berlex, Inc., that it is extending the review period for the new drug application (NDA) regarding its new oral contraceptive YAZ(r) containing 20 micrograms ethinyl estradiol and 3 milligrams drospirenone, in a unique, 24-day regimen.
"We now expect a decision from the FDA in the first quarter of 2006," said Phil Smits, M.D., Head of Gynecology&Andrology at Schering AG. "We are optimistic that YAZ(r) will be available to women in the first half of 2006." A unique feature of YAZ(r) is an innovative dosing regimen of 24 days of active pills followed by 4 days of placebo pills. In the United States, oral contraceptives typically contain 21 days of active pills with 7 days of placebo.

Schering AG is a research-based pharmaceutical company. Its activities are focused on four business areas: Gynecology&Andrology, Oncology, Diagnostic Imaging as well as Specialized Therapeutics for disabling diseases. As a global player with innovative products Schering AG aims for leading positions in specialized markets worldwide. With in-house R&D and supported by an excellent global network of external partners, Schering AG is securing a promising product pipeline. Using new ideas, Schering AG aims to make a recognized contribution to medical progress and strives to improve the quality of life: making medicine work

This press release has been published by Corporate Communication of Schering AG, Berlin, Germany.

Your contacts at Corporate Communication:
Media Relations: Oliver Renner, T: +49-30-468 124 31;
oliver.renner@schering.de
Investor Relations: Peter Vogt, T: +49-30-468 128 38, peter.vogt@schering.de
Pharma Communication: Astrid Kranz, T: +49-30-468 120 57, astrid.kranz@schering.de

Your contacts in the US:
Media Relations: Kim Schillace, T:+1-973-305 5258, kimberly_schillace@berlex.com
Investor Relations: Joanne Marion, T: +1-973-487 2164, joanne_marion@berlex.com


Find additional information at: www.schering.de/eng